Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings Delivers Record Quarterly Revenue of $10.8 Million

Expands New Trainer-Grade “CELSIUS HEAT™” AND Launches Global Expansion to Increase Distribution in Robust Asia Market

Boca Raton, FL (November 8, 2017) – (Nasdaq: CELH) Celsius Holdings Inc., maker of the leading global fitness drink, CELSIUS®, today reported financial results for the three and nine-month periods ended September 30, 2017.

Third Quarter 2017 Highlights:

●	Revenue of $10.8 million, up 62% from $6.7 million in the year ago quarter

—	Domestic revenue increased 54% to $5.9 million, up from $3.8 million in the year ago quarter

—	International revenue increased 73% to $4.9 million, up from $2.8 million in the year ago quarter

●	Gross profit of $4.7 million increased 62% from $2.9 million in the year ago quarter

●	Net loss to common stockholders of $1.7 million compared to a net loss to common stockholders of $93,000 in the year ago quarter

●	Non-GAAP Adjusted EBITDA* of $(980,000), inclusive of $2.1 million of expenses related to the company’s product launch in China and distribution expansion in Hong Kong, compared to $379,000 in the year ago quarter

●	Entered China market with regional distribution through partnership with Qifeng Food Technology (Beijing) Co. Ltd., a national wholesale distributor of foods and beverages

●	Expanded to Hong Kong through a distribution agreement with A.S. Watson Group, the largest international health and beauty retailer in Asia and Europe

Subsequent to Quarter End:

●	Debuted CELSIUS HEAT™, the new trainer-grade line of fitness drinks to the consumers at Olympia in Las Vegas, and to the convenience store channel buyers at the National Association of Convenience Stores (NACS) Trade Show in Chicago, IL.

“We took our global expansion to the next level in the third quarter with the initial launch of product distribution in China and further expansion in Hong Kong,” said John Fieldly, Interim President and Chief Executive Officer and Chief Financial Officer. “The investments we made in Asia during the quarter were critical to ensuring product availability ahead of promotions and targeted marketing campaigns that are elevating recognition of our brand across a variety of venues and mediums and accelerating consumer enthusiasm. The near- and long-term growth opportunities in Asia are extremely attractive, given both the size of the consumer beverage market and the increasing demand for healthy beverage alternatives. We are positioning our operations and products to capture a meaningful share of the market.”

“We maintained healthy gross margins on exponentially higher revenue during the third quarter as our robust financial results are the direct result of the tremendous traction our products are gaining with consumers while making significant investments in our operations to support our international expansion,” continued Fieldly. “Investments of nearly $2.1 million in sales support, marketing and promotion programs and inventory in Asia during the quarter was essential for the successful launch and longevity of our presence in Asia. Absent these investments, Adjusted EBITDA would have exceeded $1.0 million, a nearly three-fold increase over the year ago quarter.”

Three months ended September 30, 2017 compared to three months ended September 30, 2016

Revenue

Revenue for the three months ended September 30, 2017 and September 30, 2016 was $10.8 million and $6.7 million, respectively, an increase of 62%. This increase was driven primarily by a 73% increase in international revenue, mainly from the Company’s Swedish and Asian distribution partners, and a 54% increase in domestic revenue associated with blended growth rates of 47% in retail accounts (mainly from growth in existing accounts), 67% in health and fitness accounts and 59% in internet retailer accounts. The increase in total revenue from the 2016 period to the 2017 period was primarily attributable to increases in sales volume, as opposed to increases in product pricing.

Gross profit

Gross profit was $4.7 million of revenue in the three months ended September 30, 2017 compared to $2.9 million for the same period in 2016. Gross profit margins remained consistent at 43.3% for both periods.

Operating expenses

Sales and marketing expenses for the three months ended September 30, 2017 and September 30, 2016 were $4.7 million and $1.7 million, respectively, an increase of 171%. The increase is due primarily to increases in marketing programs, including trade development and consumer events, investments in human resources and increases in warehousing costs, particularly with respect to the launch of our products in China and Hong Kong, where we expended approximately $2.1 million during the 2017 quarter. General and administrative expenses for the three months ended September 30, 2017 and September 30, 2016 were $1.6 million and $1.1 million, respectively, an increase of 44%. The increase was primarily due to increases in option expense of $294,000, investments in human resources of $83,000, office-related costs of $21,000 and research and development costs of $79,000.

Other expense

Total other expense decreased to $37,000 for the three months ended September 30, 2017 from $58,000 for the same period in 2016, as a result of a decrease in interest expense.

Net Income (Loss)

As a result of the all above, for the three months ended September 30, 2017, Celsius had a net loss of $1.6 million, and after giving effect to preferred stock dividends of $92,250, a net loss available to common stockholders of $1.7 million or ($0.04) per share based on a weighted average of 45,487,908 shares outstanding. In comparison, for the three months ended September 30, 2016, the company had net income of $9,950, and after giving effect to preferred stock dividends of $102,958, a net loss available to common stockholders of $93,000 or $0.00 per share based on a weighted average of 38,666,451 shares outstanding.

Nine Months ended September 30, 2017 compared to Nine Months ended September 30, 2016

Revenue

Revenue for the nine months ended September 30, 2017 and September 30, 2016 was $27.0 million and $16.5 million, respectively, an increase of 64%. This increase was driven by a 60% increase in international revenue, mainly from the Company’s Swedish and Asian distributors, and a 66% increase in domestic revenues associated from blended growth rates of 42% in retail accounts, 136% in health and fitness accounts and 86% in internet retailer accounts. The increase in total revenue from the 2016 period to the 2017 period was primarily attributable to increases in sales volume, as opposed to increases in product pricing.

Gross Profit

Gross profit was $11.6 million, or 43.0% of revenue, in the nine months ended September 30, 2017. as compared to $7.2 million, or 43.4% of revenue, for the same period in 2016. The increase in gross profit and decrease in gross profit expressed as percentage of revenue, was are primarily attributable to the increases in revenue and a reduction in the cost of raw materials, offset by increases in promotional allowances.

Operating expenses

Sales and marketing expenses for the nine months ended September 30, 2017 and September 30, 2016 were $9.3 million and $6.7 million, respectively, an increase of 38%. The increase is due primarily to increases in investments in marketing programs and human resources and increases in warehousing costs, particularly with respect to the launch of our products in China and Hong Kong, where we expended approximately $2.1 million during the quarter ending September 30, 2017. General and administrative expenses for the nine months ended September 30, 2017 and September 30, 2016 were $5.3 million and $2.9 million, respectively, an increase of 79%. The increase was primarily due to increases in option expense of $834,000, human resources of $162,000, professional fees of $115,000, research and development costs of $155,000 and employment recruiter costs $100,000, as well as one-time charges of $328,000 related to issuance of restricted stock to two board members in consideration for services previously rendered. associated with CEO retirement compensation, and office related costs of $79,000, offset by savings in travel of $65,000.

Other expense

Total other expense decreased to $122,000 for the nine months ended September 30, 2017, from $171,000 for the same period in 2016 as a result of a decrease in interest expense.

Net Loss

As a result of the all above, for the nine months ended September 30, 2017, Celsius had a net loss of $3.0 million, and after giving effect to preferred stock dividends of $274,000, a net loss available to common stockholders of $3.3 million or $0.07 per share based on a weighted average of 43,990,367 shares outstanding. In comparison, for the nine months ended September 30, 2016 the company had a net loss of $2.7 million, and after giving effect to preferred stock dividends of $276,000, a net loss available to common stockholders of $2.9 million or $0.08 per share based on a weighted average of 38,530,195 shares outstanding.

Liquidity and Capital Resources

As of September 30, 2017, the Company had cash of $19.4 million compared to $11.7 million as of December 31, 2016. The Company had working capital of $24.9 million and $15.4 million as of September 30, 2017 and December 31, 2016, respectively.

Cash used in operations during the nine months ended September 30, 2017 totaled $3.2 million. The Company incurred a net loss of $3.3 million during the nine months ended September 30, 2017, increasing its accumulated deficit to $56.7 million as of September 30, 2017.

Conference Call

Management will host a conference call today, Wednesday, November 8, 2017 at 4:30 pm ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

U.S.: 877-709-8150

International: 201-689-8354

An audio replay of the call will be available on the Company’s website at

https://www.celsiusholdingsinc.com/news/

Disclosures can be found on the Company’s online disclosure portal at:

https://www.celsiusholdingsinc.com/sec-filings/

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven, or innovative in its category, and offers significant health benefits. CELSIUS®’ original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is also available in single serve powdered packets. CELSIUS®’ new natural line is available in six refreshing flavors: three sparkling and three non-carbonated, this line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, (www.CELSIUSHEAT.com) a trainer’s grade version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in five carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit and Tangerine Grapefruit. CELSIUS HEAT™ targets professional trainers, endurance & competitive athletes, those who focus on defined, physical results, and the military, versus the flagship line which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium. CELSIUS® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market, and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

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Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2017 (Unaudited)	December 31, 2016 (1)
ASSETS

Current assets:
Cash	$19,418,583	$11,747,138
Accounts receivable, net	7,071,888	2,787,732
Inventories	4,316,596	2,211,370
Prepaid expenses and other current assets	3,068,290	937,349
Total current assets	33,875,357	17,683,589

Property and equipment, net	49,958	33,533
Total Assets	$33,925,315	$17,717,122
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$8,410,985	$1,754,207
Accrued preferred dividends	475,742	353,666
Deferred revenue and other current liabilities	52,988	214,612
Total current liabilities	8,939,715	2,322,485

Long-term liabilities:
Line of credit note payable-related party	3,500,000	4,500,000
Total Liabilities	12,439,715	6,822,485

Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, 6,380 shares issued and outstanding at September 30, 2017 and December 31, 2016	6	6
Common stock, $0.001 par value; 75,000,000 shares authorized, 45,679,093 and 39,999,784 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	45,679	40,000
Additional paid-in capital	78,100,761	64,208,963
Accumulated deficit	(56,660,846)	(53,354,332)
Total Stockholders’ Equity	21,485,600	10,894,637
Total Liabilities and Stockholders’ Equity	$33,925,315	$17,717,122

(1)	Derived from Audited Financial Statements

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Revenue	$10,785,796	$6,657,700	$27,023,123	$16,508,097
Cost of revenue	6,110,898	3,772,948	15,398,798	9,339,302
Gross profit	4,674,898	2,884,752	11,624,325	7,168,795

Selling and marketing expenses	4,702,308	1,736,029	9,273,207	6,709,345
General and administrative expenses	1,559,173	1,081,273	5,261,694	2,936,273
Total operating expenses	6,261,481	2,817,302	14,534,901	9,645,618

Income (Loss) from operations	(1,586,583)	67,450	(2,910,576)	(2,476,823)

Other Income (Expense):
Interest expense	(35,661)	(57,500)	(122,195)	(171,250)
Total Other Income (Expense)	(35,661)	(57,500)	(122,195)	(171,250)

Net Income (Loss)	(1,622,244)	9,950	(3,032,771)	(2,648,073)
Preferred stock dividend	(92,250)	(102,958)	(273,743)	(276,264)
Net income (Loss) available to common stockholders	$(1,714,494)	$(93,008)	$(3,306,514)	$(2,924,337)

Income (Loss) per share:
Basic	$(0.04)	$(0.00)	$(0.08)	$(0.08)
Diluted	$(0.04)	$(0.00)	$(0.08)	$(0.08)
Weighted average shares outstanding:
Basic	45,487,908	38,666,451	43,990,367	38,530,195
Diluted	45,487,908	38,666,451	43,990,367	38,530,195

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income (loss) available to common stockholders (GAAP measure)	$(1,714,494)	$(93,008)	$(3,306,514)	$(2,924,337)
Add back:
Depreciation and amortization expense	5,618	4,979	14,392	12,346
Net interest expense	35,551	57,500	122,195	171,250
Preferred stock dividend	92,250	102,958	273,743	276,264
Stock-based compensation	600,727	306,290	1,963,455	1,361,398

Non-GAAP Adjusted EBITDA	$(980,238)	$378,719	$(932,829)	$(1,103,079)
Non-recurring one-time charges
Inventory write-down & Label artwork change fees	—	—	194,040	—
Label artwork change fees	—	—	41,321	—
CEO recruiting fees	—	—	100,000	—
CEO retirement compensation	—		422,659
Total non-recurring one-time charges	—	—	758,020	—
Non-GAAP Adjusted EBITDA excluding one-time charges	$(980,238)	$378,719	$(174,809)	$(1,103,079)

*We report financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.